AEROHIVE NETWORKS, INC.
OUTSIDE DIRECTOR COMPENSATION POLICY
Adopted and approved September 17, 2013; Restated as of June 18, 2014
Aerohive Networks, Inc. (the “Company”) believes that the granting of equity and cash compensation to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Addendum to Outside Director Compensation Policy (the “Policy”) is intended to formalize aspects of the Company’s existing policy regarding cash compensation and grants of equity to its Outside Directors approved by the Board on September 17, 2014. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2014 Equity Incentive Plan (the “Plan”). Each Outside Director will be solely responsible for any tax obligations he or she incurs as a result of the equity and cash payments such Outside Director receives under this Policy. This Policy will be effective as of the date set forth above, with such compensation obligations retroactive to April 1, 2014.

1.	CASH COMPENSATION
Annual Cash Retainer
Each Outside Director will be eligible to earn annual cash retainer fees as follows for service on the Board or as chair or a member of a committee of the Board (“Committee”):

Member of the Board	$30,000
Chair of Audit Committee:	$15,000
Member of Audit Committee (excluding Committee Chair):	$10,000
Chair of Compensation Committee:	$10,000
Member of Compensation Committee (excluding Committee Chair):	$5,000
Chair of Nominating and Corporate Governance Committee:	$7,500
Member of Nominating and Corporate Governance Committee (excluding Committee Chair):	$5,000

This cash compensation will be paid quarterly in arrears, on a prorated basis. There are no per‑meeting attendance fees for attending Board meetings.

2.	EQUITY COMPENSATION
Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
(a)    No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards, except pursuant to Section 7 below.
(b)    Initial Awards. Subject to Section 11 of the Plan, each person who first becomes an Outside Director automatically will be granted a Nonstatutory Stock Option Award to purchase a number of Shares equal to the quotient of $330,000 divided by the product of the trailing thirty (30) day trading average closing price of a Share as reported by the NYSE (which price is measured as of the date immediately prior to the Award’s date of grant) multiplied by the then-current Black-Scholes ratio (the “Initial Award”)”, which grant will be automatically effective on the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that the number of Shares covered by each Initial Award will be rounded down to the nearest whole Share. Notwithstanding the foregoing, a Director who is an Employee (an “Inside Director”) who ceases to be an Inside Director, but who remains a Director, will not receive an Initial Award. Subject to Section 5 below and Section 14 of the Plan, each Initial Award will vest as to one-fourth (1/4th) of the Shares subject thereto on the one-year anniversary of the Initial Award’s grant date and thereafter as to one forty-eighth (1/48th) of the Shares subject thereto in installments on a monthly basis on the same day of the month as the grant date (or if a month does not contain such day, then the last day of such month), provided that the Outside Director remains a Service Provider through the applicable vesting date.
(c)    Annual Awards. Subject to Section 11 of the Plan, on the date of each Annual Meeting of the Company’s stockholders (the “Annual Meeting”) beginning with the Company’s 2015 Annual Meeting, each Outside Director automatically will be granted a Restricted Stock Unit Award covering a number of Shares equal to the quotient of $175,000 divided by the trailing thirty (30) day trading average closing price of a Share as reported by the NYSE (which price is measured as of the date immediately prior to the Award’s date of grant) (an “Annual Award”). Subject to Section 5 below and Section 14 of the Plan, each Annual Award will vest as to one hundred percent (100%) of the Shares subject thereto on the earlier to occur of (a) the one-year anniversary of the Annual Award’s grant date or (b) the date immediately preceding the Annual Meeting following such Annual Award’s grant date, provided that the Outside Director remains a Service Provider through the applicable vesting date. An Annual Award may be granted to Outside Directors who have served on the Board at least six (6) months prior to the grant date.
(d)    Terms Applicable to all Options Granted Under this Policy. The per Share exercise price for an Option granted under this Policy will be one hundred percent (100%) of the Fair Market Value of a Share on the grant date. The maximum term to expiration of the Initial Awards will be ten (10) years, subject to earlier termination as provided in the Plan.

3.	VESTING ACCELERATION
In the event of a Change in Control, as defined in the Plan, all Shares then unvested and subject to an Award granted pursuant to this Policy will automatically be accelerated and vest in full.

4.	TRAVEL EXPENSES
Each Outside Director’s reasonable, customary and documented travel expenses to Board and Committee meetings will be reimbursed by the Company.

5.	ADDITIONAL PROVISIONS
Except to the specific extent provided in this Policy, all provisions of the Plan and applicable Award Agreement will apply to Awards granted to Outside Directors.

6.	SECTION 409A

In no event will cash compensation or travel reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply.

7.	REVISIONS
The Compensation Committee in its discretion may change and otherwise revise the terms of Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, for Awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.

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